                                                                    EXHIBIT 99.3


                         CONSENT OF NOMINEE FOR DIRECTOR


         The undersigned nominee for director hereby consents to the disclosures made regarding him under the caption "Management" in the Registration Statement on Form S-1 of Bois d'Arc Energy, LLC, a Nevada limited liability company (as such shall be converted into a Nevada corporation, the "Company"). The undersigned also hereby consents to act as a director of the Company, effective immediately after the conversion of the Company to a Nevada corporation.

Dated September 30, 2004



                                               /s/ David K. Lockett
                                               David K. Lockett